As filed with the Securities and Exchange Commission on December 12, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0127701 (I.R.S. Employer Identification No.)

10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788

(Address of principal executive offices)

NCI BUILDING SYSTEMS, INC.
2003 LONG-TERM STOCK INCENTIVE PLAN
(Full title of plan)

Robert J. Medlock Executive Vice President and Chief Financial Officer NCI Building Systems, Inc. 10943 North Sam Houston Parkway West Houston, Texas 77064 (281) 897-7788	Copy to:	John K. Sterling, Esq. Gardere Wynne Swell LLP 1601 Elm Street Suite 3000 Dallas, Texas 75201 (214) 999-4925

(Name and address, including zip code, and telephone number, including area code, of registrant’s agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class			Proposed maximum	Proposed maximum
of securities to be	Amount to be		offering price per	aggregate offering	Amount of
registered	registered		share	price	registration fee

Common Stock, $.01 par value	1,500,000	shs. (1)(2)	$24.15 (2)	$36,225,000	$2,930.61 (2)
Deferred Compensation Obligations (3)	$36,225,000		100%	$36,225,000	—

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, the registration statement also covers shares of Common Stock as may become issuable by reason of operation of the anti-dilution provisions of the Plan.

(2)	Calculated pursuant to Rule 457(g) and (h) and based on the average of the high and low prices for the Common Stock on December 10, 2003, as quoted on the New York Stock Exchange.

(3)	The Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of Obligations to be offered or sold in lieu of shares of Common Stock pursuant to the employee benefit plan described herein.

PART I
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information
PART II
Item 3. Incorporation of Certain Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EX-4.1 Stock Incentive Plan, as Amended
EX-4.2 Form of Nonqualified Stock Option Agreement
EX-4.3 Form of Incentive Stock Option Agreement
EX-4.4 Form of Restricted Stock Agreement
EX-4.5 Form of Restricted Stock Agreement
EX-4.6 Form of Restricted Stock Agreement
EX-5.1 Opinion/Consent of Gardere Wynne Sewell LLP
EX-23.1 Consent of Independent Auditors

PART I

INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by NCI Building Systems, Inc. (the “Company or “Registrant”) with respect to its 2003 Long-Term Stock Incentive Plan (the “Plan”), referred to on the cover of this Registration Statement. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the Company’s employees who is eligible to participate in the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents(s) are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents filed by the Registrant with the Commission are incorporated by reference in this registration statement.

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 1, 2003;

(3) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2003;

(4) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 2, 2003;

(5) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on July 20, 1998; and

(6) The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on July 20, 1998.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Experts

     The consolidated financial statements of NCI Building Systems, Inc. appearing in NCI Building Systems, Inc.’s Annual Report (Form 10-K) for the year ended November 2, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.

     The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant and will be held in an account in the name of the participant (the “Account”). Each Account shall be credited, or debited, as the case may be, on a periodic basis, based on the balance in such Account. Credited interest shall be based on the returns on mutual funds, Common Stock of the Company or other indices, weighted in accordance with the participant’s investment allocation. Each Account generally will be payable on a date selected by the participant in accordance with the terms of the Plan and rules established by the Compensation Committee of the Board of Directors (the “Committee”). The restrictions for a distribution from an Account are set forth in the Plan or will be included in rules of the Committee. The Obligations will be denominated and payable in United States dollars; provided, however, that shares of Common Stock of the Company held in any Account may be distributed.

     A participant’s right or the right of any other person to the Account cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, as allowed by the Plan and the Committee rules, or through operation of a mandatory or optional sinking fund or analogous provision. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her Account as of the date of such amendment or termination.

     The Obligations are not expected to be convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5. Interests of Named Experts and Counsel.

     Gardere Wynne Sewell LLP, Dallas, Texas, counsel for the Registrant, has rendered an opinion as to the legality of the securities being registered hereby. John K. Sterling, a partner in Gardere Wynne Sewell LLP, beneficially owns 16,125 shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with certain civil suits or actions. In addition, Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

     Article VI of the Registrant’s By-laws require the Registrant to indemnify its officers and directors and certain other employees and agents against expenses incurred by them in defending or settling any actions or proceedings in which they are made parties because they are or were the Registrant’s directors, officers, employees or agents. The Registrant’s Restated Certificate of Incorporation also provides that no director shall be personally liable to the Registrant or its stockholders for any act or omission in such director’s capacity as a director.

     The Registrant has entered into written indemnification agreements with its directors and certain of its officers. Under these agreements, if an officer or director makes a claim of indemnification to the registrant, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination, within 45 days of the Registrant’s receipt of such claim, whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Company to indemnify the officer or director.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

* 4.1	Stock Incentive Plan, dated December 12, 2002, as amended through March 14, 2003

* 4.2	Form of Nonqualified Stock Option Agreement

* 4.3	Form of Incentive Stock Option Agreement

* 4.4	Form of Restricted Stock Agreement for Senior Executive Officers

* 4.5	Form of Restricted Stock Agreement for Non-Employee Directors

* 4.6	Form of Restricted Stock Agreement for Special Long-Term Grant

* 5.1	Opinion of Gardere Wynne Sewell LLP

* 23.1	Consent of Independent Auditors

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages of the registration statement)

     *     filed herewith

Item 9. Undertakings.

           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 12th day of December, 2003.

NCI BUILDING SYSTEMS, INC. (Registrant)

By:	/s/ A.R. Ginn

A. R. Ginn, Chairman of the Board, President and Chief Executive Officer

     Each person whose signature appears below hereby constitutes and appoints Johnie Schulte and Robert J. Medlock and each of them (with full power in each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission and the securities regulatory authorities of the several states registration statements, any amendment or post-effective amendments or any and all other documents in connection therewith, in connection with the registration under the Securities Act of 1933, as amended, or the registration or qualification under any applicable state securities laws or regulations, of interests in the Plan and shares of Common Stock issuable pursuant to such Plan, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below in the city of Houston, State of Texas on the 12th day of December, 2003.

Name	Title

/s/ A.R. Ginn A.R. Ginn	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)

/s/ Robert J. Medlock Robert J. Medlock	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ William D. Breedlove William D. Breedlove	Director

/s/ Norman C. Chambers Norman C. Chambers	Director

/s/ Gary L. Forbes Gary L. Forbes	Director

/s/ Max L. Lukens Max L. Lukens	Director

Name	Title

/s/ George Martinez George Martinez	Director

/s/ Johnie Schulte Johnie Schulte	Director

/s/ W.B. Pieper W.B. Pieper	Director

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

* 4.1	Stock Incentive Plan, dated December 12, 2002, as amended through March 14, 2003

* 4.2	Form of Nonqualified Stock Option Agreement

* 4.3	Form of Incentive Stock Option Agreement

* 4.4	Form of Restricted Stock Agreement for Senior Executive Officers

* 4.5	Form of Restricted Stock Agreement for Non-Employee Directors

* 4.6	Form of Restricted Stock Agreement for Special Long-Term Grant

* 5.1	Opinion of Gardere Wynne Sewell LLP

* 23.1	Consent of Independent Auditors

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5)

24.1	Power of Attorney (set forth on the signature pages of the registration statement)

*	filed herewith